EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-228148 and 333-228150) of Sirius International Insurance Group, Ltd. of our report dated March 5, 2020, except for the change in composition of reportable segments discussed in Note 4 to the consolidated financial statements, as to which the date is September 1, 2020, relating to the consolidated financial statements and financial statement schedules, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP
New York, New York
September 1, 2020